ePlus Increases Stock Repurchase Program

Herndon, VA - March 2, 2005 - ePlus inc (Nasdaq NM: PLUS - news) announced today that it has amended its stock repurchase program to increase the cumulative maximum repurchases during the twelve month period ending November 17, 2005 to $12,500,000 from the prior cumulative maximum amount of $7,500,000. All other terms of the stock repurchase program announced by press release on November 18, 2004 remain the same. In particular, the purchases may be made from time to time in the open market, or in privately negotiated transactions, subject to availability, at prices deemed appropriate by management. Furthermore, any repurchased shares will have the status of treasury shares and may be used, when needed, for general corporate purposes.

About ePlus inc.

A leading provider of Enterprise Cost Management, ePlus provides a comprehensive solution to reduce the costs of purchasing, owning, and financing goods and services. ePlus Enterprise Cost Management (eECM) packages business process outsourcing, eProcurement, asset management, product and catalog content management, supplier enablement, strategic sourcing, and financial services into a single integrated solution, all based on ePlus' leading business application software. Profitable since inception in 1990, the company is headquartered in Herndon, VA, and has more than 30 locations in the U.S. For more information, visit www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus(TM) is a trademark of ePlus inc. ePlus Enterprise Cost Management, and eECM, are trademarks applied for of ePlus inc.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

        Contact: Steve Mencarini, CFO        Kley Parkhurst, SVP
                 ePlus inc.                  ePlus inc.
                 smencarini@eplus.com        kparkhurst@eplus.com
                 703-984-8240                703-984-8150